October 8, 1998



Board of Directors
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania  18906

Re:  Environmental Tectonics Corporation 1998 Stock Option Plan

Gentlemen:

     You have asked us to provide you with our opinion whether the 500,000 shares of common stock, par value $0.10 per share (the "Common Stock"), of Environmental Tectonics Corporation (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the Environmental Tectonics Corporation 1998 Stock Option Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1. The Pennsylvania Business Corporation Law of 1988, as amended;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company; and

     4. The minutes of the Board of Directors of the Company adopted on September 30, 1998, as certified by the Corporate Secretary of the Company.

     Based on our review of such documents, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 500,000 shares of the Company's Common Stock, and to the reference to us under the heading "legal matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours

                              /s/ Stevens & Lee

                              STEVENS & LEE
WORD PERFECT SYSTEM

Long Document Name:      OPINION LETTER - ENVIRONMENTAL TECTONICS
                         CORPORATION 1998 STOCK OPTION PLAN
System Document Name:    O:\DMS\WJR\0087819.WP
Document Location:       Reading

Additional Information:

     DUPED RDG. DOC. #81638

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NOTE(S) TO NEXT WORD PROCESSING SPECIALIST:



Origination Date:        10/02/98

Author's Initials:       WJR

Last Revised By:         lms/tlt/mm

Last Revision Date:      10-2;10-8

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